EXHIBIT 10.4

TERMS AND CONDITIONS FOR PARTICIPANTS LOCATED IN THE U.S.

RESTRICTED STOCK UNIT AWARD

ADVANCED MICRO DEVICES, INC. 2004 EQUITY INCENTIVE PLAN

The following Terms and Conditions, together with the accompanying Confirmation of Grant of Restricted Stock Units (RSUs), comprise your agreement with Advanced Micro Devices, Inc. (the Company) regarding the RSUs.

1. Vesting of Shares Subject to Restricted Stock Units. The RSUs will vest on the date(s) shown on the Confirmation of Grant of Restricted Stock Units if you continue to perform the duties assigned to you by the Company’s management in a manner and with results satisfactory to the Company’s management and remain an employee of the Company through each vesting date.

2. Issuance of Shares. After the RSUs vest, the shares will be issued in your name without restrictions as soon as practicable after you have satisfied withholding tax obligations (see paragraph 5 (a), below.)

3. Nontransferability of Restricted Stock Units. The RSUs may not be pledged, assigned, sold, or otherwise transferred.

4. Forfeiture of Restricted Stock Units. If your employment with the Company terminates for any reason before the vesting date(s) shown on the Confirmation of Grant of Restricted Stock Units, your unvested RSUs will be cancelled and you will not have any right to receive shares of AMD common stock (Shares) pursuant to the RSU.

5. Other Terms and Conditions.

a. Withholding Tax. The RSUs will become taxable to you upon the date that the Shares vest (the Tax Date). On the Tax Date you will be required to pay an amount to the Company to enable the Company to satisfy its obligation to withhold federal and state withholding taxes arising on the Tax Date. The withholding taxes must be paid by (i) cash from your account at the broker designated by AMD (Designated Broker) for such purpose or (ii) the selling of sufficient Shares on the Tax Date. If AMD in its sole discretion considers you to be an “insider” and the vesting date of these RSUs falls outside of an open stock trading window, unless otherwise determined by AMD you may have shares withheld to satisfy your minimum withholding tax obligations. If your election to pay withholding taxes by cash is not received by the deadline for such election or if there is insufficient cash in your account at the Designated Broker on the Tax Date to cover withholding tax obligations, you hereby authorize the Company to withhold from cash compensation otherwise payable to you or arrange for the sale or withhold a sufficient number of Shares from the total number of Shares otherwise deliverable to you upon vesting to cover minimum withholding tax obligations.

b. The Plan. This Agreement is further subject to the terms and provisions of the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (the Plan). Only certain provisions of the Plan are described in these Terms and Conditions. As a condition to your receipt of the RSUs and the Shares upon vesting, you acknowledge and agree to these Terms and Conditions and the terms and provisions of the Plan. Capitalized terms which are not otherwise defined in these Terms and Conditions shall have the meanings assigned to them in the Plan.

c. Stockholder Rights. Until the Shares are issued, you have no right to vote or receive dividends or any other rights as a stockholder exist with respect to the RSUs.

d. Employment Relationship. Nothing in these Terms and Conditions shall confer on you any right to continue in the employ of the Company, or shall interfere with or restrict rights of the Company, which are hereby expressly reserved, to discharge you at any time, with or without cause.

e. Change of Control. If your employment is terminated by the Company for any reason other than for Misconduct or, if applicable, by you as a result of a Constructive Termination, within one year after a Change of Control, then the Shares shall become fully vested upon the date of termination.

f. Declination of RSUs. If you wish to decline your RSUs, you must complete and file the Declination of Grant form with Corporate Compensation and Benefits by the deadline for such declination. Your declination is non-revocable, and you will not receive a grant of stock options or other compensation as replacement for the declined RSUs.

6. Compliance with Laws and Regulations. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

7. Successors and Assigns. The Company may assign any of its rights under these Terms and Conditions. These Terms and Conditions shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, these Terms and Conditions will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.

8. Governing Law; Severability. These Terms and Conditions shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. If any provision of these Terms and Conditions is determined by a court of law to be illegal or unenforceable, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

9. Further Instruments. The parties agree to execute further instruments and to take further actions as may be reasonably necessary to carry out the purposes and intent of these Terms and Conditions.

10. Headings. The captions and headings of these Terms and Conditions are included for ease of reference only and will be disregarded in interpreting or construing these Terms and Conditions. All references herein to Sections will refer to Sections of these Terms and Conditions.

11. Entire Agreement. The Plan , these Terms and Conditions and the Confirmation of Grant of Restricted Stock Units constitute the entire agreement and understanding of the parties with respect to the subject matter of this these Terms and Conditions, and supersede all prior understandings and agreements, whether oral or written, between the parties with respect to the specific subject matter hereof.